PROSPECTUS SUPPLEMENT                           REGISTRATION NO. 333-43766
(To Prospectus dated February 17, 2006)         Filed Pursuant to Rule 424(b)(3)


                             [HOLDRS SOFTWARE LOGO]


                        1,000,000,000 Depositary Receipts
                           Software HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated February 17, 2006 relating to the sale of up to 1,000,000,000 depositary receipts by the Software HOLDRS (SM) Trust.

         The share amounts specified in the table in the "Highlights of Software HOLDRS" section of the base prospectus shall be replaced with the following:

                                                                                                   Primary
                                                                                     Share         Trading
                              Name of Company                         Ticker        Amounts         Market
           ----------------------------------------------             ------        -------         ------
           Adobe Systems Incorporated                                  ADBE          13.38         NASDAQ
           BMC Software, Inc.                                          BMC             7            NYSE
           Check Point Software Technologies Ltd.                      CHKP            6           NASDAQ
           CA, Inc.                                                     CA            17            NYSE
           Intuit Inc. (1)                                             INTU            6           NASDAQ
           Microsoft Corporation                                       MSFT           30           NASDAQ
           Nuance Communications Inc.                                  NUAN           .77          NASDAQ
           Openwave Systems Inc.                                       OPWV         0.6667         NASDAQ
           Oracle Corporation                                          ORCL           24           NASDAQ
           SAP AG-preference shares *                                  SAP            16            NYSE
           Sapient Corporation                                         SAPE            3           NASDAQ
           Symantec Corporation                                        SYMC         7.8694         NASDAQ
           TIBCO Software Inc.                                         TIBX            5           NASDAQ

--------------------
(1) The quantity of shares of Intuit Inc. (NASDAQ: "INTU") represented by each 100 share round lot of Software HOLDRS will increase to 12 shares (from 6) due to the 2 for 1 stock split of Intuit Inc. Effective July 12, 2006, deposits of Intuit Inc. common stock represented for creation of Software HOLDRS will increase to 12 INTU (instead of 6 INTU) per round lot of 100 Software HOLDRS due to the 2 for 1 stock split of Intuit Inc.

* The preference shares of this non-U.S. company trade in the United States as American Depositary Receipts. Please see "Risk Factors" and "United States Federal Income Tax Consequences--Special considerations with respect to underlying securities of foreign issuers" for additional factors to consider with respect to an investment in a non-U.S. company.

         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is June 30, 2006.